DIME COMMUNITY BANCSHARES, INC. POSTS HIGHER QUARTERLY NET INCOME
Annual EPS of $1.23;
2014 Growth Target Achieved

Brooklyn, NY – January 27, 2015 - Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of The Dime Savings Bank of Williamsburgh (the "Bank"), today reported financial results for the quarter and fiscal year ended December 31, 2014.  Consolidated net income was $44.2 million, or $1.23 per diluted share, for the year ended December 31, 2014, compared to $43.5 million, or $1.23 per diluted share, for the year ended December 31, 2013. Consolidated net income for the quarter ended December 31, 2014 was $12.0 million, or $0.33 per diluted share, compared to $11.8 million, or $0.33 per diluted share, for the quarter ended September 30, 2014, and $10.3 million, or $0.29 per diluted share, for the quarter ended December 31, 2013.
Vincent F. Palagiano, Chairman and Chief Executive Officer of Dime, commented, "We closed 2014 on a high note by posting our highest level of quarterly net income, due primarily to elevated loan prepayment income, a recapture of $522,000 to the allowance for loan losses, and a pre-tax gain of approximately $1.0 million on the sale of securities."
Mr. Palagiano continued, "The Company achieved its annual loan growth target of 12%, originating approximately $950.0 million of loans during the year, excluding the repurchase of $200 million of loans previously sold to an investor.  By meeting our growth objectives, recognizing the benefits of lower credit costs from improved credit conditions, and maintaining our highly profitable operating cost structure, we were able to effectively fight through the combined headwinds of net interest margin compression and increased marketplace lending competition."
Management's Discussion of 2014 versus 2013 Results
Net interest income was down $4.0 million, or 3.1% for the year ended December 31, 2014 compared to the year ended December 31, 2013, reflecting both a $2.5 million decline in interest income and an increase of $1.5 million in interest expense.  The reduction in interest income was attributable to interest rates, as the yield on interest earning assets declined 42 basis points year over year.  The increase in interest expense was conversely attributable to increased volume, as the average balance of interest bearing liabilities increased $287.4 million year-over-year.  The average cost of funds actually declined by 7 basis points during the year ended December 31, 2014.
Reported Net Interest Margin ("NIM") fell to 3.03% for 2014, from 3.39% for 2013.  Loan prepayment fee income, net of accelerated premium amortization on purchased loans, added $12.5 million to net interest income in 2014 and $13.4 million in 2013. After adjusting for the net impact of prepayment income, the "core" NIM declined year-over-year, from 3.03% for 2013 to 2.73% for 2014.

Further comparing 2014 to 2013, credit loss provisions declined by $2.2 million as credit conditions continued to improve, and operating expenses declined by $1.6 million as the Company maintained its highly efficient operating structure.  Non-interest income increased by $1.6 million from 2013 to 2014, due primarily to additional mortgage banking income recognized from the reversal of a $1.0 million liability for losses on loans that were previously sold with recourse and were re-purchased in 2014, and a $1.0 million gain on the sale of securities.
The net outcome of all of the above was a $698,000 increase in Net Income on a year-over-year basis, with earnings per diluted share remaining at the $1.23 level from 2013.  Average common diluted shares outstanding were 35.9 million in 2014 versus 35.3 million in 2013, an increase of 1.8%.
Total consolidated assets grew by 11.6% in 2014, fueled by growth in total real estate loans of 11.4%.  Loan originations were $948.2 million for 2014 and were supplemented by the re-acquisition of approximately $200.0 million of loans previously sold with recourse.  The loan amortization rate was 19% in 2014, still historically high, however, down from 26% in 2013.  The reduction in amortization rate and $200.0 million re-purchase of loans enabled the Company to meet its 12% loan growth target despite a slight reduction in total originations from 2013 to 2014.  Tangible (leverage) common equity grew by $28.0 million in 2014, or 7.3%, to $412.6 million, primarily through earnings.  Despite the 11.6% growth in assets, the Tier 1 core leverage ratio (tangible common equity) remained above 9.0%, ending 2014 at 9.3%.
Mr. Palagiano commented, "2014 marked an historic year for the Company, the 150th anniversary of the Bank's founding.  As we look forward to the upcoming year, we plan to make critical investments in technology and infrastructure that we believe will best position Dime to thrive in a marketplace that is rapidly changing both technologically and demographically. Achieving these strategic goals will help us proudly continue Dime's successful legacy."
Management's Discussion of Quarterly Operating Results
•	Net Interest Margin
NIM was 3.02% during the quarter ended December 31, 2014 compared to 3.09% during the September 2014 quarter, and 3.24% during the December 2013 quarter.  Income recognized from loan prepayment activity, which varies from quarter to quarter, increased the Company's NIM during each of the reporting periods presented.  Loan amortization and prepayments ran significantly higher during the last six months of 2014 compared to the first six months of the year.  For the fourth quarter 2014, income from prepayment activity was $3.7 million, or 35 basis points of impact upon NIM, compared to $3.9 million, or 38 basis points of impact upon NIM, during the quarter ended September 30, 2014.  The "core" NIM, which excludes the impact of this item, decreased from 2.71% during the September 2014 quarter to 2.67% during the December 2014 quarter, caused primarily by a reduction of 6 basis points in the average yield on interest earning assets.  Core NIM for the December 2013 quarter was 2.90%.
As mentioned in the Company's previous earnings release, the core NIM is not expected to fluctuate significantly as long as the current interest rate environment remains in effect.

The average cost of funds declined by 3 basis points from the September 2014 to the December 2014 quarter, reflecting a 17 basis point reduction in the average cost of borrowings, as funding costs continued to remain at historically low levels.
•	Net Interest Income
Net interest income ("NII") was $31.7 million in the quarter ended December 31, 2014, down $231,000 from $32.0 million reported in the September 2014 quarter, and $961,000 higher than the $30.8 million reported in the December 2013 quarter. The reduction from the September 2014 quarter primarily reflected $248,000 of lower prepayment related income. The increase in NII from the December 2013 quarter resulted from $479,000 of higher prepayment fee income coupled with the growth of $396.6 million in average interest earnings assets.
•	Provision/Allowance For Loan Losses
A recapture of a portion of the allowance for loan loss reserve resulted in a credit, rather than a charge, to earnings in the fourth quarter of $522,000, due primarily to a lower loss experience applied to pass graded loans.
•	Non-Interest Income
Non-interest income was $2.6 million for the quarter ended December 31, 2014, an increase of $779,000 from the September 2014 quarter, and resulted primarily from a $1.0 million gain recognized in the December 2014 quarter on the sale of securities.
•	Non-Interest Expense
Non-interest expense was $15.2 million in the quarter ended December 31, 2014, in line with the forecasted level, and approximately $507,000 above the $14.7 million level experienced in the September 2014 quarter.  There were some non-recurring reductions to operating expenses recognized in the September 2014 quarter, therefore $15.2 million recognized in the December 2014 quarter represented a more normalized level.
Non-interest expense was 1.38% of average assets during the most recent quarter, compared to 1.36% during the September 2014 quarter.  The efficiency ratio approximated 45% during the December 2014 quarter.
•	Income Tax Expense
The effective tax rate approximated 38.9% during the most recent quarter, lower than the forecasted 41.0% level, due to a favorable adjustment related to a prior year tax return.  The lower effective tax rate contributed approximately $0.01 to diluted earnings per share during the December 2014 quarter.

Management's Discussion of the December 31, 2014 Balance Sheet
Total assets were $4.50 billion at December 31, 2014, up $112.7 million, or 2.6%, from September 30, 2014.
•	Real Estate Loans
Real estate loan net portfolio growth was $66.1 million for the quarter.  Real estate loan originations were $272.7 million, at a weighted average interest rate of 3.21%.  Of this amount, $94.8 million represented loan refinances from the existing portfolio.  Approximately 76% of the loans originated during the quarter contained repricing terms of 5-years or less.  Loan amortization and satisfactions totaled $209.4 million, or 20.5% (annualized) of the quarterly average portfolio balance, at an average rate of 4.63%.  The average yield on the loan portfolio (excluding income recognized from prepayment activity) during the quarter ended December 31, 2014 was 3.85%, compared to 3.90% during the September 2014 quarter and 4.16% during the December 2013 quarter.
•	Credit Summary
Non-performing loans were $6.2 million, or 0.15% of total loans, at December 31, 2014, compared to $11.5 million, or 0.28% of total loans, at September 30, 2014.  The decline in dollar amount resulted primarily from both a non-performing loan returning to accrual status and the disposal of another non-performing loan.  Accruing loans delinquent between 30 and 89 days were $1.8 million, or approximately 0.04% of total loans, at December 31, 2014, compared to $1.1 million, or 0.03% of total loans, at September 30, 2014.
At December 31, 2014, the Bank also had $15.1 million of troubled debt restructured loans that remained on accrual status and were deemed performing loans.
As a result of both the net reduction in the allowance balance and the growth in the loan portfolio, the allowance for loan losses as a percentage of total loans declined from 0.47% at September 30, 2014 to 0.45% at December 31, 2014.
At December 31, 2014, non-performing assets represented 2.5% of the sum of tangible capital plus the allowance for loan losses (this statistic is otherwise known as the "Texas Ratio") (see table on page 11).  This number compares very favorably to both national and regional industry averages.
•	Deposits and Borrowed Funds
Deposits increased by $37.2 million during the most recent quarter, reflecting net growth of $79.2 million in certificates of deposit ("CDs") and $11.3 million in non-interest bearing checking balances, that were partially offset by a net reduction of $50.6 million in money market deposits.
The Bank's Federal Home Loan Bank of New York advances grew by $70.5 million during the December 2014 quarter.  All of this growth came in the form of short-term borrowings.   The Company plans to utilize deposits to fund asset growth in 2015, and will likely utilize shorter-term borrowings on an as needed basis.

•	Capital
The Company's consolidated tangible capital increased $7.8 million during the most recent quarter.  Due to the $112.7 million growth in assets during the December 2014 quarter, the consolidated Tier 1 core leverage ratio (tangible common equity to tangible assets) declined from 9.35% at September 30, 2014 to 9.29% at December 31, 2014.
The Bank's tangible (leverage) capital ratio was 9.20% at December 31, 2014, down from 9.25% at September 30, 2014, due to the growth in assets during the most recent quarter. The Bank's Total Risk-Based Capital Ratio was 12.89% at December 31, 2014, compared to 12.84% at September 30, 2014.
Reported diluted EPS exceeded the quarterly cash dividend rate per share by 136% during the quarter ended December 31, 2014, equating to a 42% payout ratio. Additions to capital from earnings during the most recent quarterly period enabled tangible book value per share to increase $0.22 sequentially during the most recent quarter, to $11.20 at December 31, 2014.
Outlook for the Quarter Ending March 31, 2015
At December 31, 2014, Dime had outstanding loan commitments totaling $237.5 million, all of which are likely to close during the quarter ending March 31, 2015, at an average interest rate approximating 3.25%. Loan prepayments and amortization are currently projected to run in the 15% - 20% range during 2015.
The Company has a balance sheet growth objective approximating 5% for the year ending December 31, 2015. Management currently expects to utilize retail deposits to fund much of this growth.
Deposit funding costs are expected to remain near current historically low levels through the March 2015 quarter.  The Bank has $106.4 million of CDs maturing at an average cost of 1.30% during the quarter ending March 31, 2015.  The current offering rates on 12-month term CDs approximates 40 basis points.  During the quarter ending March 31, 2015, the Bank has $265.0 million in borrowings due to mature at an average cost of 0.97%.
The Bank plans to utilize promotional campaigns related to money market and checking accounts (both consumer and business), the success of which will determine the direction and degree of funding from both deposits and borrowings, as well as the overall cost of funds for the March 2015 quarter.
Loan loss reserve provisions or credits will likely depend upon annualized loan portfolio growth, incurred and anticipated losses, and the overall performance of the loan portfolio.
As previously noted, the Company has several strategic technology and infrastructure initiatives planned for 2015, which are expected to slightly elevate operating costs for the year.  Non-interest expense is therefore expected to range between $15.5 million and $16.0 million during the March 2015 quarter.
The Company projects that the consolidated effective tax rate will approximate 40.0% in the March 2015 quarter.

ABOUT DIME COMMUNITY BANCSHARES, INC.
The Company (NASDAQ: DCOM) had $4.50 billion in consolidated assets as of December 31, 2014, and is the parent company of the Bank. The Bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-five branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and Dime can be found on the Dime's Internet website at www.dime.com.
This News Release contains a number of forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). These statements may be identified by use of words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "outlook," "plan," "potential," "predict," "project," "should," "will," "would" and similar terms and phrases, including references to assumptions.
Forward-looking statements are based upon various assumptions and analyses made by the Company in light of management's experience and its perception of historical trends, current conditions and expected future developments, as well as other factors it believes are appropriate under the circumstances. These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors (many of which are beyond the Company's control) that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. These factors include, without limitation, the following: the timing and occurrence or non-occurrence of events may be subject to circumstances beyond the Company's control; there may be increases in competitive pressure among financial institutions or from non-financial institutions; changes in the interest rate environment may reduce interest margins; changes in deposit flows, loan demand or real estate values may adversely affect the business of Dime; changes in accounting principles, policies or guidelines may cause the Company's financial condition to be perceived differently; changes in corporate and/or individual income tax laws may adversely affect the Company's financial condition or results of operations; general economic conditions, either nationally or locally in some or all areas in which the Company conducts business, or conditions in the securities markets or the banking industry may be less favorable than the Company currently anticipates; legislation or regulatory changes may adversely affect the Company's business; technological changes may be more difficult or expensive than the Company anticipates; success or consummation of new business initiatives may be more difficult or expensive than the Company anticipates; or litigation or other matters before regulatory agencies, whether currently existing or commencing in the future, may delay the occurrence or non-occurrence of events longer than the Company anticipates.

Contact: Kenneth Ceonzo
Director of Investor Relations
718-782-6200 extension 8279

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands except share amounts)

	December 31,	September 30,	December 31,
	2014	2014	2013
ASSETS:
Cash and due from banks	$78,187	$58,977	$45,777
Investment securities held to maturity	5,367	5,352	5,341
Investment securities available for sale	3,806	3,708	18,649
Trading securities	8,559	7,056	6,822
Mortgage-backed securities available for sale	26,409	27,721	31,543
Federal funds sold and other short-term investments	250	250	-
Real Estate Loans:
One-to-four family and cooperative apartment	73,500	75,576	73,956
Multifamily and loans underlying cooperatives (1)	3,292,753	3,214,225	2,917,380
Commercial real estate (1)	745,463	755,979	700,606
Construction and land acquisition	-	-	268
Unearned discounts and net deferred loan fees	5,695	5,482	5,170
Total real estate loans	4,117,411	4,051,262	3,697,380
Other loans	1,829	1,913	2,139
Allowance for loan losses	(18,493)	(19,098)	(20,153)
Total loans, net	4,100,747	4,034,077	3,679,366
Loans held for sale	-	1,481	-
Premises and fixed assets, net	25,065	25,607	29,701
Federal Home Loan Bank of New York capital stock	58,407	55,235	48,051
Goodwill	55,638	55,638	55,638
Other Real Estate Owned	18	18	18
Other assets	134,654	109,285	107,284
TOTAL ASSETS	$4,497,107	$4,384,405	$4,028,190
LIABILITIES AND STOCKHOLDERS' EQUITY:
Deposits:
Non-interest bearing checking	$187,593	$176,328	$174,457
Interest Bearing Checking	78,430	75,375	87,301
Savings	372,753	378,500	376,900
Money Market	1,094,698	1,145,248	1,040,079
Sub-total	1,733,474	1,775,451	1,678,737
Certificates of deposit	926,318	847,162	828,409
Total Due to Depositors	2,659,792	2,622,613	2,507,146
Escrow and other deposits	91,921	95,830	69,404
Federal Home Loan Bank of New York advances	1,173,725	1,103,225	910,000
Trust Preferred Notes Payable	70,680	70,680	70,680
Other liabilities	41,264	35,854	35,454
TOTAL LIABILITIES	4,037,382	3,928,202	3,592,684
STOCKHOLDERS' EQUITY:
Common stock ($0.01 par, 125,000,000 shares authorized, 52,871,443 shares, 52,871,443 shares and 52,854,483 shares issued at December 31, 2014, September 30, 2014 and December 31, 2013,
respectively, and 36,855,019 shares, 36,858,556 shares, and 35,712,951 shares outstanding
at December 31, 2014, September 30, 2014 and December 31, 2013, respectively)	529	529	528
Additional paid-in capital	254,358	254,103	252,253
Retained earnings	427,126	420,170	402,986
Accumulated other comprehensive loss, net of deferred taxes	(8,547)	(4,284)	(4,759)
Unallocated common stock of Employee Stock Ownership Plan	(2,545)	(2,603)	(2,776)
Unearned Restricted Stock Award common stock	(3,066)	(3,626)	(3,193)
Common stock held by the Benefit Maintenance Plan	(9,164)	(9,164)	(9,013)
Treasury stock (16,016,424 shares, 16,012,887 shares and 16,141,532 shares
at December 31, 2014, September 30, 2014 and December 31, 2013, respectively)	(198,966)	(198,922)	(200,520)
TOTAL STOCKHOLDERS' EQUITY	459,725	456,203	435,506
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$4,497,107	$4,384,405	$4,028,190
(1) While the loans within both of these categories are often considered "commercial real estate" in nature, multifamily and loans underlying cooperatives are here reported separately from commercial real estate loans in order to emphasize the residential nature of the collateral underlying a significant component of the total loan portfolio.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars In thousands except share and per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013
Interest income:
Loans secured by real estate	$ 42,897	$ 43,477	$41,303	$169,208	$171,594
Other loans	25	26	26	105	101
Mortgage-backed securities	207	223	290	914	1,413
Investment securities	286	68	188	560	503
Federal funds sold and
other short-term investments	556	551	422	2,165	1,845
Total interest income	43,971	44,345	42,229	172,952	175,456
Interest expense:
Deposits and escrow	5,002	4,976	4,687	19,591	19,927
Borrowed funds	7,241	7,410	6,775	28,825	27,042
Total interest expense	12,243	12,386	11,462	48,416	46,969
Net interest income	31,728	31,959	30,767	124,536	128,487
Provision for loan losses	(522)	(501)	(56)	(1,872)	369
Net interest income after
provision for loan losses	32,250	32,460	30,823	126,408	128,118

Non-interest income:
Service charges and other fees	684	1,084	905	3,191	3,459
Mortgage banking income, net	72	71	123	1,225	473
Gain (loss) on sale of securities
and other assets	997	-	-	997	89
Gain (loss) on trading securities	(80)	(43)	78	604	265
Other	923	705	731	3,021	3,177
Total non-interest income	2,596	1,817	1,837	9,038	7,463
Non-interest expense:
Compensation and benefits	8,895	8,760	9,578	36,279	38,293
Occupancy and equipment	2,521	2,513	2,716	10,177	10,451
Federal deposit insurance premiums	575	547	480	2,151	1,951
Other	3,240	2,904	2,687	12,469	11,997
Total non-interest expense	15,231	14,724	15,461	61,076	62,692

Income before taxes	19,615	19,553	17,199	74,370	72,889
Income tax expense	7,628	7,788	6,891	30,124	29,341

Net Income	$ 11,987	$ 11,765	$10,308	$44,246	$43,548

Earnings per Share ("EPS"):
Basic	$ 0.33	$ 0.33	$0.29	$1.23	$1.24
Diluted	$ 0.33	$ 0.33	$0.29	$1.23	$1.23

Average common shares outstanding for Diluted EPS	35,971,661	35,974,339	35,717,449	35,948,516	35,306,272

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SELECTED FINANCIAL HIGHLIGHTS
(Dollars In thousands except per share amounts)

	For the Three Months Ended			For the Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2014	2014	2013	2014	2013

Performance Ratios (Based upon Reported Earnings):
Reported EPS (Diluted)	$0.33	$0.33	$0.29	$1.23	$1.23
Return on Average Assets	1.09%	1.09%	1.03%	1.03%	1.09%
Return on Average Stockholders' Equity	10.45%	10.37%	9.62%	9.83%	10.58%
Return on Average Tangible Stockholders' Equity	11.74%	11.74%	10.84%	11.13%	11.93%
Net Interest Spread	2.85%	2.92%	3.04%	2.84%	3.19%
Net Interest Margin	3.02%	3.09%	3.24%	3.03%	3.39%
Non-interest Expense to Average Assets	1.38%	1.36%	1.55%	1.42%	1.57%
Efficiency Ratio	45.59%	43.54%	47.53%	46.28%	46.23%
Effective Tax Rate	38.89%	39.83%	40.07%	40.50%	40.25%

Book Value and Tangible Book Value Per Share:
Stated Book Value Per Share	$ 12.47	$ 12.38	$ 11.86	$ 12.47	$ 11.86
Tangible Book Value Per Share	11.20	10.98	10.47	11.20	10.47

Average Balance Data:
Average Assets	$ 4,403,001	$ 4,321,228	$ 3,997,842	$ 4,294,634	$ 3,983,310
Average Interest Earning Assets	4,200,047	4,138,802	3,803,406	4,104,007	3,787,188
Average Stockholders' Equity	458,679	453,813	428,396	449,890	411,763
Average Tangible Stockholders' Equity	408,350	400,822	380,417	397,669	365,101
Average Loans	4,073,732	4,017,867	3,667,231	3,964,520	3,606,039
Average Deposits	2,634,222	2,636,593	2,547,115	2,606,178	2,589,485

Asset Quality Summary:
Net charge-offs (recoveries)	$ 83	$ 34	$ 331	($ 212)	$ 766
Non-performing Loans (excluding loans held for sale)	6,198	11,527	12,549	6,198	12,549
Non-performing Loans/ Total Loans	0.15%	0.28%	0.34%	0.15%	0.34%
Nonperforming Assets (2)	$ 7,120	$ 13,929	$ 13,465	$ 7,120	$ 13,465
Nonperforming Assets/Total Assets	0.16%	0.32%	0.33%	0.16%	0.33%
Allowance for Loan Loss/Total Loans	0.45%	0.47%	0.54%	0.45%	0.54%
Allowance for Loan Loss/Non-performing Loans	298.37%	165.69%	160.59%	298.37%	160.59%
Loans Delinquent 30 to 89 Days at period end	$ 1,429	$ 1,113	$ 1,603	$ 1,429	$ 1,603

Consolidated Tangible Stockholders' Equity to Tangible Assets at period end	9.29%	9.35%	9.68%	9.29%	9.68%

Regulatory Capital Ratios (Bank Only):
Tier One Core Leverage Ratio (Tangible Common Equity)	9.20%	9.25%	9.52%	9.20%	9.52%
Tier One Risk Based Capital Ratio	12.33%	12.25%	12.64%	12.33%	12.64%
Total Risk Based Capital Ratio	12.89%	12.84%	13.36%	12.89%	13.36%

(1) Adjusted earnings is a "non-GAAP" measure. A reconciliation from the comparable GAAP measure is provided herein.
(2)  Amount comprised of total non-accrual loans (including loans held for sale) and the recorded balance of pooled bank trust preferred security investments for which the
       Bank had not received any contractual payments of interest or principal in over 90 days.

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED AVERAGE BALANCES AND NET INTEREST INCOME
(Dollars In thousands)

	For the Three Months Ended
		December 31, 2014			September 30, 2014			December 31, 2013
			Average			Average			Average
	Average		Yield/	Average		Yield/	Average		Yield/
	Balance	Interest	Cost	Balance	Interest	Cost	Balance	Interest	Cost
Assets:
Interest-earning assets:
Real estate loans	$4,071,822	$42,897	4.21%	$4,015,816	$43,477	4.33%	$3,665,008	$41,303	4.51%
Other loans	1,910	25	5.24	2,051	26	5.07	2,223	26	4.68
Mortgage-backed securities	25,660	207	3.23	27,011	223	3.30	31,631	290	3.67
Investment securities	15,870	286	7.21	15,827	68	1.72	29,048	188	2.59
Other short-term investments	84,785	556	2.62	78,097	551	2.82	75,496	422	2.24
Total interest earning assets	4,200,047	$43,971	4.19%	4,138,802	$44,345	4.29%	3,803,406	$42,229	4.44%
Non-interest earning assets	202,954			182,426			194,436
Total assets	$4,403,001			$4,321,228			$3,997,842

Liabilities and Stockholders' Equity:
Interest-bearing liabilities:
Interest Bearing Checking accounts	$76,743	$52	0.27%	$76,623	$51	0.26%	$89,293	$47	0.21%
Money Market accounts	1,132,049	1,710	0.60	1,153,517	1,692	0.58	1,063,748	1,343	0.50
Savings accounts	375,667	47	0.05	378,527	47	0.05	376,965	47	0.05
Certificates of deposit	866,055	3,193	1.46	852,188	3,186	1.48	842,099	3,250	1.53
Total interest bearing deposits	2,450,514	5,002	0.81	2,460,855	4,976	0.80	2,372,105	4,687	0.78
Borrowed Funds	1,169,742	7,241	2.46	1,119,859	7,410	2.63	867,438	6,775	3.10
Total interest-bearing liabilities	3,620,256	$12,243	1.34%	3,580,714	$12,386	1.37%	3,239,543	$11,462	1.40%
Non-interest bearing checking accounts	183,708			175,738			175,010
Other non-interest-bearing liabilities	140,358			110,962			154,893
Total liabilities	3,944,322			3,867,414			3,569,446
Stockholders' equity	458,679			453,814			428,396
Total liabilities and stockholders' equity	$4,403,001			$4,321,228			$3,997,842
Net interest income		$31,728			$31,959			$30,767
Net interest spread			2.85%			2.92%			3.04%
Net interest-earning assets	$579,791			$558,088			$563,863
Net interest margin			3.02%			3.09%			3.24%
Ratio of interest-earning assets
to interest-bearing liabilities		116.02%			115.59%			117.41%

Deposits (including non-interest bearing
checking accounts)	$2,634,222	$5,002	0.75%	$2,636,593	$4,976	0.75%	$2,547,115	$4,687	0.73%

SUPPLEMENTAL INFORMATION
Loan prepayment and late payment fee income, net of accelerated premium amortization		$3,695			$3,943			$3,216
Real estate loans (excluding prepayment and late payment fees)			3.85%			3.94%			4.16%
Interest earning assets (excluding net prepayment and late payment fee income)			3.84%			3.90%			4.10%
Net Interest income (excluding net prepayment and late payment fee income)		$ 28,033			$ 28,016			$ 27,551
Net Interest margin (excluding net prepayment and late payment fee income)			2.67%			2.71%			2.90%

DIME COMMUNITY BANCSHARES, INC. AND SUBSIDIARIES
UNAUDITED SCHEDULE OF NON-PERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
(Dollars In thousands)

	At December 31,	At September 30,	At December 31,
Non-Performing Loans	2014	2014	2013
One- to four-family and cooperative apartment	$ 1,310	$ 1,363	$ 1,242
Multifamily residential and mixed use residential real estate (1)(2)	167	1,039	1,197
Mixed use commercial real estate (2)	-	4,400	4,400
Commercial real estate	4,717	4,717	5,707
Other	4	8	3
Total Non-Performing Loans (3)	$ 6,198	$ 11,527	$ 12,549
Other Non-Performing Assets
Non-performing loans held for sale	-	1,481	-
Other real estate owned	18	18	18
Pooled bank trust preferred securities (4)	904	903	898
Total Non-Performing Assets	$ 7,120	$ 13,929	$ 13,465

TDRs not included in non-performing loans (3)
One- to four-family and cooperative apartment	605	607	934
Multifamily residential and mixed use residential real estate (1)(2)	1,105	1,115	1,148
Mixed use commercial real estate (2)	4,400	-	-
Commercial real estate	8,990	9,025	16,538
Total Performing TDRs	$ 15,100	$ 10,747	$ 18,620

(1) Includes loans underlying cooperatives.
(2)  While the loans within these categories are often considered "commercial real estate" in nature, they are classified separately in the table above to provide further emphasis of the discrete composition of their underlying real estate collateral.

(3) Total non-performing loans include some loans that were modified in a manner that met the criteria for a TDR.  These non-accruing TDRs, which totaled $4,717 at
      December 31, 2014, $9,117 at September 30, 2014 and $5,707 at December 31, 2013, are included in the non-performing loan table, but excluded from the TDR amount shown above.

(4) These assets were deemed non-performing since the Company had, as of the dates indicated, not received any payments of principal or interest on them for a period of at least 90 days.

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES

	At December 31,	At September 30,	At December 31,
	2014	2014	2013
Total Non-Performing Assets	$ 7,120	$ 13,929	$ 13,465
Loans 90 days or more past due on accrual status (5)	3,332	2,400	1,031
TOTAL PROBLEM ASSETS	$ 10,452	$ 16,329	$ 14,496

Tier One Capital - The Dime Savings Bank of Williamsburgh	$ 406,910	$ 399,062	$ 376,717
Allowance for loan losses	18,493	19,098	20,153
TANGIBLE CAPITAL PLUS RESERVES	$ 425,403	$ 418,160	$ 396,870

PROBLEM ASSETS AS A PERCENTAGE OF TANGIBLE CAPITAL AND RESERVES	2.5%	3.9%	3.7%
(5) These loans were, as of the respective dates indicated, expected to be either satisfied, made current or re-financed within the following twelve months, and were not expected to result in any loss of contractual principal or interest. These loans are not included in non-performing loans.